                                     EXHIBIT 8.1d

                          [FORM OF WINSTON & STRAWN OPINION]


                                   [JUNE] __, 1998



Prime Retail, Inc.                                Horizon Group, Inc.
Prime Retail, L.P.                                5000 Hakes Drive
100 East Pratt Street                             Norton Shores, Michigan
49441
Nineteenth Floor
Baltimore, Maryland 21202

          Re: QUALIFICATION OF PRIME RETAIL, L.P. AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES

Ladies and Gentlemen:

          We have acted as special counsel for Prime Retail, Inc. and Prime Retail, L.P. in connection with the transactions contemplated by that certain Amended and Restated Agreement and Plan of Merger among Prime Retail, Inc. ("Prime"), Prime Retail, L.P., Horizon Group, Inc., Sky Merger Corp., Horizon Group Properties, Inc. ("Horizon"), Horizon Group Properties, L.P. and Horizon/Glen Outlet Centers Limited Partnership dated as of February 1, 1998 (the "Merger Agreement"). This opinion letter addresses the federal income tax issues on which Prime Retail, Inc. has requested our opinion and is being delivered to you pursuant to Section 6.3(d) of the Merger Agreement. All capitalized terms used, but not defined, herein shall have the meanings attributed to such terms in the Joint Consent Solicitation Statement/Prospectus/Information Statement filed by Prime Partnership, Horizon Partnership, and HGP LP dated [JUNE] __, 1998 (the "Joint Consent"), as the context requires.

          For purposes of issuing this opinion letter, we have examined and relied upon the following instruments and documents:

Prime Retail, Inc.
Prime Retail, L.P.
June __, 1998
Page 2



          (a)  the Merger Agreement;

          (b) the Officer's Certificate dated ________, 1998 from Prime to Winston & Strawn, a copy of which is attached hereto;

          (c) the Joint Proxy Statement/Prospectus/Information Statement dated ________, 1998 (the "Joint Proxy");

          (d) the opinion letters of Rudnick & Wolfe, dated as of the date hereof, described in Sections 6.2(d) and 6.3(e) of the Merger Agreement and in "The Reincorporation Merger -- Federal Income Tax Consequences" section of the Joint Proxy, along with the officer's certificates of Horizon, attached thereto;

          (e)  the Contribution Agreement;

          (f)  the Tax Disaffiliation Agreement;

          (g)  the Delaware Certificate of Merger;

          (h)  the Horizon/Subsidiary Articles of Merger (Maryland);

          (i)  the Horizon/Subsidiary Certificate of Merger (Michigan);

          (j)  the Prime/Horizon Articles of Merger (Maryland);

          (k)  the Sky Merger Amended and Restated Articles of Incorporation;

          (l)  the Sky Merger Bylaws;

          (m)  the Amended and Restated Prime Partnership Agreement;

          (n)  the Amended and Restated Registration Rights Agreement;

          (o) the Certificate of Limited Partnership of Prime Partnership, dated August 6, 1993, and filed by Prime with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act, as amended;

          (p) the Second Amended and Restated Agreement of Limited Partnership of Prime Retail, L.P., dated as of ________, 1998 (the "Prime Partnership Agreement"), together with such other documents, records, and matters of law as we have deemed relevant or necessary; and

Prime Retail, Inc.
Prime Retail, L.P.
June __, 1998
Page 3


          (q)  the Joint Consent,

together with such other documents, records, and matters of law as we have deemed relevant or necessary (the "Relevant Documents"). We have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the capacity of each party executing a document to so execute such document. We have also relied upon certificates of public officials.

          Our opinion is based upon the facts described in Relevant Documents listed above and upon facts as they have been represented to us. We have not conducted any independent verification and have assumed all facts and representations in the Relevant Documents to be true and accurate. For purposes of our opinion, we have also relied upon the factual representations of the Prime Partnership Limited Partners set forth in subscription agreements for Prime Partnership Units and upon statements of Prime with respect to certain factual determinations underlying the legal conclusions set forth herein. Any alteration of any of the foregoing facts may adversely affect our opinion. Any representation or statement in any document upon which we rely that is made "to the best of knowledge" or otherwise similarly qualified is assumed to be correct.

          Our opinion assumes that Prime Partnership will be operated in accordance with the provisions of the Prime Partnership Agreement and applicable state law, that the Prime Partnership Agreement, when executed, will be in the same form as that provided to us and that the Prime Partnership Agreement will be properly executed according to applicable state law. For purposes of rendering our opinion, we have also assumed that no Prime Partnership Limited Partner has elected or will elect to be excluded from all or part of subchapter K of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"). We have not attempted to verify independently the foregoing representations, statements and assumptions; however, we are not aware of any facts or circumstances contrary to or inconsistent with these statements, representations and assumptions.

          Pursuant to the analysis described in Treasury Regulation section 1.6662-4(d)(3)(ii), our opinion is based upon the Code, as amended, currently applicable Treasury Regulations promulgated or proposed under the Code, currently published administrative positions of the Internal Revenue Service ("IRS") contained in Revenue Rulings and Revenue Procedures, judicial decisions, and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretations thereof either prospectively or retroactively. Any such change or interpretation, as well as any change in the facts as they have been represented to us or assumed by us, could affect our opinion.

          Based upon and specifically subject to the qualifications set forth herein above, we express the opinion that under current federal income tax law, Prime Partnership is for federal income tax purposes a partnership, and not an association taxable as a corporation or a publicly traded partnership taxable as a corporation.

Prime Retail, Inc.
Prime Retail, L.P.
June __, 1998
Page 4


          Each Prime Partnership partner should note that the opinion contained herein represents only our best legal judgment and has no binding effect or official status of any kind. Thus, in the absence of a valid ruling issued by the IRS to Prime Partnership, there can be no assurance that the IRS or a court will agree with our opinion. In addition, the IRS or a court or the Treasury Department may take a contrary position in the future.

          This opinion is being rendered only to Prime Retail, Inc. and Prime Retail, L.P. and may not be quoted in whole or in part or otherwise referred to, used by, or relied upon, nor be filed with, or furnished to, any other person or entity other than Prime Partnership partners, Prime shareholders, and Horizon, without our prior written consent. Notwithstanding the foregoing, we hereby consent to the use of this opinion as an Exhibit 8.1 to the [REGISTRATION STATEMENT] and the use of our name in the Joint Consent under the sections entitled [ ]. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                   Very truly yours,



                                   WINSTON & STRAWN

     [FORM OF OFFICER'S CERTIFICATE REGARDING WINSTON & STRAWN TAX OPINION
                            SET FORTH IN EXHIBIT 8.1d]


                                  PRIME RETAIL, INC.

                                OFFICER'S CERTIFICATE

     Prime Retail, Inc. ("Prime") or New Prime (1), as the case may be, on behalf of itself, its shareholders, Prime Partnership, the Prime Property Partnerships, the Prime Finance Corporations, New Prime Partnership and the affiliates of New Prime and New Prime Partnership, as applicable, hereby certifies and represents to Winston & Strawn as of the date hereof solely for purposes of the legal opinions to be rendered in connection with the transactions contemplated by the Joint Proxy Statement/Prospectus/ Information Statement (the "Joint Proxy"), the Joint Consent Solicitation Statement/Prospectus/Information Statement (the "Joint Consent"), and the Amended and Restated Agreement and Plan of Merger among Prime Retail, Inc., Prime Retail, L.P., Horizon Group, Inc., Sky Merger Corp., Horizon Group Properties, Inc., Horizon Group Properties, L.P. and Horizon/Glen Outlet Centers Limited Partnership, dated as of February 1, 1998 (the "Merger Agreement") as follows:

1. The undersigned, C. Alan Schroeder, is the duly qualified and elected Senior Vice President-General Counsel and Secretary of Prime, and as such is familiar with the facts certified and the representations made herein and is duly authorized to make such certifications and representations for Prime, its shareholders, Prime Partnership, each Prime Property Partnership, the Prime Finance Corporations and its other affiliates (collectively, one or more of such persons are the "Prime Affiliates"). Further, the undersigned, C. Alan Schroeder, will be the duly qualified and elected Senior Vice President-General Counsel and Secretary of New Prime, and as such is familiar with the facts certified and the representations made herein and is duly authorized to make such representations for New Prime, its shareholders, New Prime Partnership and its other affiliates after the closing (collectively, one or more of such persons are the "New Prime Affiliates").

2. Prime Partnership, the Prime Property Partnerships, Prime Retail Finance Limited Partnership (the "Finance Partnership") and Prime Retail Services Limited Partnership (the "Services Partnership") were formed, have been operated, and intend to continue to operate, in reasonable anticipation of making an economic profit, not taking into account any federal income tax benefits. The respective general partner of each of these partnerships acts for its own account and not as an agent or dummy of the limited partners.

-------------------------
(1) Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Joint Proxy or Joint Consent.

3. None of the partnership interests in Prime Partnership, any Prime Property Partnership, the Finance Partnership or the Services Partnership
     (i) are currently traded or will be traded on any securities exchange or any local or over-the-counter market (or other interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers) or (ii) are registered or will be registered under the Securities Act of 1933 (other than Prime Partnership Units). At no time will there be more than 500 partners in each of Prime Partnership, each Prime Property Partnership formed prior to January 1, 1996, the Finance Partnership and the Services Partnership (determined by treating each person who indirectly owns an interest in Prime Units through a partnership, grantor trust or S corporation as a separate partner). At no time will there be more than 100 partners in each Prime Property Partnership formed after December 31, 1995. None of Prime Partnership, any Prime Property Partnership, the Finance Partnership and the Services Partnership have ever received any formal or informal notice from the Internal Revenue Service (the "Service") indicating that an examination is underway or will be made.

4. For all taxable years ending after the Closing Date, at least 90% of the gross income derived by Prime Partnership shall consist only of amounts from the following sources: (A) interest, (B) dividends, (C) real property rents, (D) gain from the sale or other disposition of real property (including property described in section 1221(1)), (E) income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil or products thereof) or the marketing of any mineral or natural resource (including fertilizer, geothermal energy and timber) or (F) any gain from the sale or disposition of a capital asset (or property described in section 1231(b)) held for the production of income described in (A)-(E) of this paragraph.

5. Since its formation, Prime has regularly computed its income in keeping its books on the basis of a calendar year, and, accordingly, has adopted and used the calendar year as its taxable year for federal income tax purposes. Prime made the election specified in Code section 856(c) to be a REIT, effective for its taxable year ending December 31, 1994. Such election was made and filed with its federal income tax return for the taxable year ending December 31, 1994, and such return was properly filed with the Service on or before the due date thereof (taking into account any extensions that may have been granted).

6. For each of its taxable years, Prime and the New Prime expect that, and intend to take all measures within their control (including without limitation monitoring and enforcing all restrictions of stock ownership contained in New Prime's Articles of Incorporation), to ensure that, (A) the beneficial ownership of Prime and New Prime has been and will be held at all times by 100 or more persons as required by Code section 856(a)(5) and, (B) at no time during the last half of any taxable year after the first taxable year for which the REIT election was made, has or will more than 50% in value of Prime's or New Prime's outstanding stock be owned, directly or indirectly (taking into account the constructive ownership rules of Code section 856(h)) by or for five or fewer individuals. As of the date hereof, Prime is not aware of any facts or circumstances that would indicate requirements (A) and (B) of this paragraph have not been satisfied. To the best of Prime's knowledge, no individual shareholder owns directly or indirectly more than 9.9% of the value of Prime's outstanding stock.

7.        Prime currently owns [   ]% of the Common Units of Prime Partnership,
     [  ]% of the Preferred Units, and [   ]% of the Convertible Preferred
     Units.  Upon consummation of the transactions contemplated in the Joint
     Proxy, Joint Consent and the Merger Agreement, New Prime will own [   ]%
     of the Common Units of Prime Partnership, [   ]% of the Preferred Units
     and  [       ]% of the Convertible Preferred Units.

8.        Prime currently has approximately $[   ] in net assets and New Prime
     does not intend to significantly reduce its net assets in the foreseeable future.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on behalf of Prime, Prime Partnership, the Prime Affiliates, New Prime and the New Prime Affiliates this ___th day of _____, 1998.


                              PRIME RETAIL, Inc.


                              By:  ______________________________
                              Its: Senior Vice President--
                                   General Counsel and Secretary















                                         -3-